EXHIBIT 99.1

Heat Biologics Adopts Stockholder Rights Plan

DURHAM, NC – March 12, 2018 – Heat Biologics, Inc. (“Heat” or the “Company”) (Nasdaq: HTBX), a biopharmaceutical company developing drugs designed to activate a patient’s immune system against cancer, today announced that its Board of Directors unanimously adopted a Rights Agreement (the “Rights Plan”) and declared a dividend of one common share purchase right (a “Right”) on each outstanding share of the Company’s common stock, par value $0.0002 per share (the “Common Stock”).  The Board of Directors implemented the Rights Plan following the Company’s recent report of positive interim results from its Phase 2 study investigating HS-110 in combination with Bristol-Myers Squibb’s anti-PD-1 checkpoint inhibitor, nivolumab (Opdivo®), in patients with advanced non-small cell lung cancer (NSCLC). The Rights are intended to ensure that all stockholders of the Company receive fair and equal treatment in the event of an attempted hostile takeover of the Company, to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the Company without paying all stockholders a fair price, and to enhance the Board’s ability to negotiate with any prospective acquiror.

Jeff Wolf, Chairman of the Board of Directors and CEO of Heat, commented, “Given the positive interim data we reported in our ongoing Phase 2 trial, the Board unanimously agreed it would be prudent and in the best interest of shareholders to implement the Rights Plan at this time.  The plan is intended to protect shareholder value in the event of an attempted hostile takeover of the Company. We are encouraged by the industry feedback to our interim results and are exploring partnerships and collaborations that will help drive value for shareholders.”

Each Right will initially entitle stockholders to buy one share of Common Stock at an exercise price of $14, in the event the Rights become exercisable, subject to adjustment and the terms of the Rights Plan.  In general, the Rights will become exercisable ten days after a person or group becomes the beneficial owner of 20% or more of the outstanding Common Stock or announces a tender offer for 20% or more of the outstanding Common Stock.  The Board of Directors will in general be entitled to redeem the Rights at $0.001 per Right at any time before the triggering ownership threshold is crossed.

In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) with an aggregate value equal to twice the Right’s exercise price.  Rights held by the triggering person will become void and will not be exercisable to purchase shares at the reduced purchase price.  After the Rights have become exercisable, the Board of Directors may also choose to exchange the Rights (other than Rights owned by the triggering person which will have become void), in whole or in part, for shares of Common Stock at an exchange ratio of one share of Common Stock (or cash, other assets, debt securities of the Company, or any combination thereof equivalent in value thereto) per Right.  Further details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

The dividend distribution will be payable on March 23, 2018, to stockholders of record as of the close of business on that date.  The Rights will expire at the close of business on March 11, 2019, unless the Rights are earlier redeemed or exchanged by the Company.  The Rights distribution is not taxable to stockholders.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient’s immune system against cancer by inducing CD8+ “Killer” T-cells. Our T-cell Activation Platform (TCAP) produces therapies designed to turn “cold” tumors “hot,” and be administered in combination with checkpoint inhibitor therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for non-small cell lung cancer, in combination with Bristol-Myers Squibb’s nivolumab (Opdivo®). Pelican Therapeutics, a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system. We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding our ability to realize any anticipated benefits from the adoption of the stockholder rights plan, the expected announcement of the trial design and next steps, the anticipated timing of the read-out of the Phase 2 data and the potential benefits of our products.  These statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat’s ImPACT therapy to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s  ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican, and the other factors described in Heat’s most recent annual report on Form 10-K and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contacts

Media and Investor Inquiries

David Waldman

+1 919 240 7133

Investorrelations@heatbio.com